                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                 SCHEDULE 13G



                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 5)*


                         McClatchy  Newspapers, Inc.
                   ________________________________________
                               (Name of Issuer)

                             Class A Common Stock
                   ________________________________________
                        (Title of Class of Securities)

                                 579489-10-5
                             ____________________
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                     Page 1 of 5 pages

CUSIP No.  579489-10-5                   13G                 Page 2 of 5 Pages


| 1 |  NAME OF REPORTING PERSON
|   |  SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON
|   |
|   |  Brown McClatchy Maloney
|   |  ###-##-####
|   |
- -----------------------------------------------------------------------------------
| 2 |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
|   |
|   |  Not Applicable.              (a)  [  ]
|   |                               (b)  [  ]
|   |
- -----------------------------------------------------------------------------------
| 3 |  SEC USE ONLY
|   |
|   |
|   |
|   |
- -----------------------------------------------------------------------------------
| 4 |  CITIZENSHIP OR PLACE OF ORGANIZATION
|   |
|   |  United States
|   |
- -----------------------------------------------------------------------------------
|             | 5 |  SOLE VOTING POWER
|             |   |
| NUMBER OF   |   |   At December 31, 1993:  2,984,600
|   SHARES    |   |
              -----------------------------------------------------------------------
|BENEFICIALLY | 6 |  SHARED VOTING POWER
|  OWNED BY   |   |
|    EACH     |   |    -0-
|  REPORTING  |   |
              ---------------------------------------------------------------------
|   PERSON    | 7 |  SOLE DISPOSITIVE POWER
|    WITH     |   |
|             |   |    At December 31, 1993:  2,984,600
|             |   |
              ---------------------------------------------------------------------
|             | 8 |  SHARED DISPOSITIVE POWER
|             |   |
|             |   |    -0-
|             |   |
- -----------------------------------------------------------------------------------
| 9 |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
|   |
|   |    2,984,600
|   |
- -----------------------------------------------------------------------------------
|10 |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
|   |
|   |
|   |
- -----------------------------------------------------------------------------------
|11 |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
|   |
|   |    36.9%
|   |
- -----------------------------------------------------------------------------------
|12 |  TYPE OF REPORTING PERSON
|   |
|   |    IN
|   |
- -----------------------------------------------------------------------------------


CUSIP No.  579489-10-5            13G          Page 3 of 5 Pages


Item 1(a).       Name of Issuer

                 McClatchy Newspapers, Inc.


Item 1(b).       Address of Issuer's Principal Executive Offices

                 2100 "Q" Street
                 Sacramento, CA 95816


Item 2(a).       Name of Person Filing

                 Brown McClatchy Maloney


Item 2(b).       Address of Principal Business Office or, if none,
                 Residence

                 P.O. Box 1401
                 Port Angeles, WA 98362


Item 2(c).       Citizenship

                 United States


Item 2(d).       Title of Class of Securities

                 Class A Common Stock


Item 2(e).       CUSIP Number

                 579489-10-5


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                      (a) [ ] Broker or Dealer registered under Section 15
                 of the Act;

                      (b) [ ] Bank as defined in section 3(a)(6) of the Act;

                      (c) [ ] Insurance Company as defined in section
                 3(a)(19) of the Act;





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CUSIP No.  579489-10-5                  13G                 Page 4 of 5 Pages


                          (d) [ ] Investment Company registered under section 8
                 of the Investment Company Act;

                          (e) [ ] Investment Adviser registered under section
                 203 of the Investment Company Act of 1940;

                          (f) [ ] Employee Benefit Plan, Pension Fund which is
                 subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F);

                          (g) [ ] Parent Holding Company, in accordance with
                 Section 240.13d-1(b)(ii)(G) (Note:  See Item 7); or

                          (h) [ ] Group, in accordance with Section
                 240.13d-1(b)(1)(ii)(H).


Item 4.          Ownership

                          (a) Amount Beneficially Owned:    2,984,600

                          (b) Percent of Class:    36.9%

                          (c) Number of shares as to which such person has:

                               (i) sole power to vote or to direct the vote
                                   2,984,600

                              (ii) shared power to vote or to direct the vote
                                   -0-

                             (iii) sole power to dispose or to direct the
                                   disposition of    2,984,600

                              (iv) shared power to dispose or to direct the
                                   disposition of     -0-

Item 5.          Ownership of Five Percent or Less of a Class

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person

                 Seventy nine thousand five hundred twenty (79,520) of the shares which are the subject of this Schedule 13G are





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CUSIP No.  579489-10-5                13G               Page 5 of 5 Pages


                 beneficially owned pursuant to the provisions of four trusts over which Brown McClatchy Maloney has sole voting and dispositive power. The filing of this Schedule 13G shall not be construed as an admission that Brown McClatchy Maloney is, for the purposes of section 13(d) or 13(g) of the Act, the beneficial owner of such shares.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                 Not Applicable.


Item 8.          Identification and Classification of Members of the Group

                 Not Applicable.


Item 9.          Notice of Dissolution of Group

                 Not Applicable.


Item 10.         Certification

                 Not Applicable.


Signature.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 February 10, 1994
                                      Date


                         /s/ Brown McClatchy Maloney
                             Brown McClatchy Maloney